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EXHIBIT 5.1

                               September 9, 1999


American International Petroleum Corporation
444 Madison Avenue
New York, New York 10022

Gentlemen:

We are counsel to American International Petroleum Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale of 11,509,006 shares of the Company's common stock by the selling securityholders named in the Registration Statement, including

        o 10,526,506 shares that they may acquire upon conversion of, or in payment of accrued interest on, the Company's 6% secured convertible debentures due August 19, 2004,

        o 712,500 shares that they may acquire upon exercise of outstanding warrants

        o 270,000 shares previously acquired.

We have examined such corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth. Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly organized, is validly existing and in good standing under the laws of the State of Nevada.

                  2. The shares of common stock to be issued upon conversion of the convertible debentures, or in payment of accrued interest on the convertible debentures, have been duly authorized, and when issued upon conversion of the convertible debentures, or in payment of accrued interest on the convertible debentures, in accordance with the terms of the convertible debentures, will be legally issued, fully paid and non-assessable.

                  3. The shares of common stock to be issued upon the exercise of the warrants have been duly authorized, and when paid for and issued in accordance with the terms of the warrants, thereof, will be legally issued, fully paid and non-assessable.

Our firm owns 321,818 shares of Common Stock, and an investment nominee of our firm owns 225,905 shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Snow Becker Krauss P.C.
                                                  -----------------------------
                                                  SNOW BECKER KRAUSS P.C.